Exhibit 99.1
FOR IMMEDIATE RELEASE:
Wednesday, July 12, 2006
COMMERCE BANCSHARES, INC. REPORTS FIRST SIX
MONTHS EARNINGS PER SHARE GROWTH OF 10%
     Commerce Bancshares, Inc. announced earnings of $1.60 per share for the six months ended June 30, 2006, an increase of 10% compared to $1.46 per share during the same period in 2005. Net income for the first six months of 2006 amounted to $108.3 million compared with $104.2 million in the same period last year. The return on average assets for the first six months ended June 30, 2006 was 1.59%, and the return on average equity was 16.4%.
     For the three months ended June 30, 2006, earnings per share totaled $.82, an increase of 6.5% compared with $.77 in the second quarter of 2005. Net income amounted to $55.3 million compared with $54.4 million in the same period last year and $52.9 million in the first quarter 2006. The return on average assets for the three months ended June 30, 2006 was 1.61% and the return on average equity was 16.6%. The efficiency ratio was 60.4%.
     In making this announcement, David W. Kemper, Chairman & CEO, said, “We are pleased to report 10% earnings per share growth for the first six months of 2006. This resulted from overall revenue growth of 4%, coupled with good expense control and lower levels of loan losses. Continued improvement in the mix of assets on our balance sheet generated an increase of $1.4 million in net interest income, while non-interest income, excluding net securities gains, grew $14.5 million or 9.0% over the prior year. Non-interest income now comprises 41% of total revenue. During this period, average loans grew by 8% and this growth was funded by a combination of deposit growth and a reduction in our investment securities portfolio. Our net yield on earning assets improved by 12 basis points to 3.98%, despite a difficult interest rate environment.”
     Mr. Kemper added, “Asset quality continued to remain strong in the second quarter, with annualized net loan charge-offs totaling .25% of average loans compared with .33% in the same quarter last year, mainly due to lower levels of losses in the credit card and personal banking loan portfolios. Our allowance for loan losses totaled $128.4 million, or 1.37% of total outstanding loans at the end of the second quarter.”
     Total assets at June 30, 2006 were $14.3 billion, total loans were $9.4 billion, and total deposits were $11.0 billion. At June 30, 2006, total non-performing loans totaled $14.2 million or ..15% of total loans. During the quarter, the Company announced the signing of a definitive agreement to acquire West Pointe Bancorp. Inc., Belleville, Illinois, a one bank holding company with assets of $477 million, loans of $256 million and deposits of $402 million. Also the Company announced plans to purchase the banking business of Boone National Savings and Loan Association, Columbia, Missouri which has total loans and deposits of $132 million and $108 million, respectively. It is expected the Boone transaction will be completed by the end of July while the West Pointe transaction will be completed prior to the end of the third quarter.
(more)

Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in approximately 340 locations in Missouri, Illinois, and Kansas. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, venture capital, and real estate activities.
     Posted to the Company’s web site is management’s discussion of second quarter results. To see this information, please visit our web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at PO Box 419248, Kansas City, MO
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

(Amounts in thousands)	3/31/06	6/30/06	6/30/05
Non-Accrual Loans	$8,750	$14,155	$16,060
Foreclosed Real Estate	$1,870	$1,793	$542
Total Non-Performing Assets	$10,620	$15,948	$16,602
Non-Performing Assets to Loans	.12%	.17%	.20%
Non-Performing Assets to Total Assets	.08%	.11%	.12%

Loans 90 Days & Over Past Due – Still Accruing	$15,288	$15,186	$15,070

COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2006
For the quarter ended June 30, 2006, net income amounted to $55.3 million, an increase of 1.8% over the same quarter last year. For the current quarter, return on assets was 1.6%, the return on average equity was 16.6%, and the efficiency ratio was 60.4%. Compared to the 2nd quarter of last year, net interest income decreased .7% while non-interest income grew by 7.6%. Additionally, the provision for loan losses amounted to $5.7 million for the quarter, while non-interest expense grew by 5.3%.
Balance Sheet Review
During the 2nd quarter of 2006, average loans increased $227.6 million, or 2.5%, compared to the previous quarter, which represented annualized growth of 10.0%. Average loans also increased $752.8 million, or 8.9%, compared to the same period last year. Compared to the 1st quarter of 2006, average business, construction and business real estate loans grew $151.8 million, $66.6 million and $26.3 million, respectively, as a result of new business, especially in regional markets, and increased borrowings by existing customers. Average student loans decreased $74.4 million, or 20.7%, due mainly to planned sales of student loans in the 2nd quarter. Average consumer loans increased $44.7 million during the quarter reflecting seasonal demand for marine, recreational vehicle and fixed rate home equity loans.
Available for sale investment securities, excluding fair value adjustments, decreased on average by $126.1 million, or 3.6%, this quarter compared with the previous quarter as the Company continued to reduce its investment securities portfolio, mainly through normal maturities. Average available for sale investment securities also declined by $939.8 million, or 21.6%, from the same quarter last year. During the 2nd quarter of 2006, sales, maturities and principal pay-downs of securities totaled $264.8 million while the Company purchased approximately $188.2 million of securities, mainly tax-free municipals.
Total average deposits increased by $148.6 million or 1.4% during the 2nd quarter compared to the previous quarter. This growth was due mainly to increases in personal and business demand accounts ($50.3 million) and retail certificates of deposit with balances under $100,000 ($92.4 million). Average interest checking accounts increased $28.0 million, while money market accounts declined by $22.3 million. Jumbo certificates of deposit declined $29.0 million. The average loans to deposits ratio for the quarter amounted to 84.3%.
Average borrowings declined $68.0 million in the current quarter compared to the prior quarter due to decreases in federal funds purchased and Federal Home Loan Bank advances outstanding. The growth in deposit balances, coupled with the decline in investment securities, provided the liquidity to reduce this debt.
Net Interest Income
Net interest income in the 2nd quarter of 2006 amounted to $126.5 million, an increase of $2.7 million, or 2.2%, compared with the previous quarter and a decrease of $908 thousand, or .7%, compared to the 2nd quarter of last year. During the 2nd quarter of 2006, the net yield on earning assets (tax-equivalent) was 3.98%, compared with 3.97% in the previous quarter and 3.93% in the same period last year.
The increase of $2.7 million in net interest income in the 2nd quarter of 2006 over the previous quarter was the result of more days in the current quarter and an increase in loan interest income of approximately $11.3 million. The growth in loan interest income was reflective of higher rates and balances on almost all loan categories. Offsetting this increase in net interest income were lower interest income on investment securities of $869 thousand due to lower average balances and higher interest expense on interest bearing deposits of $6.8 million due to higher rates and balances. Also, while interest expense on other borrowings increased $1.0 million due mainly to higher rates, lower average balances helped to temper this overall increase.
During the current quarter, the overall yield on interest earning assets increased 22 basis points to 6.25%, while the overall cost of interest bearing liabilities increased 24 basis points to 2.49%.
Non-Interest Income
For the 2nd quarter of 2006, total non-interest income amounted to $91.5 million, an increase of 7.6% compared to $85.0 million in the same period last year, and $89.4 million in the previous quarter. Compared with the same period last year, this growth was mainly the result of higher bank card, deposit account and trust fee income, which was partly offset by lower gains on sales of student loans. Deposit account fees increased $1.4 million, or 5.2%, compared with the 2nd quarter of 2005, mainly due to growth in deposit account overdraft fees, which increased $2.2 million (11.5%) over the same period last year. This growth over last year continued to be the result of higher transaction volumes coupled with pricing changes initiated in the 3rd quarter of 2005. Offsetting this growth was an 8.1% decline in corporate cash management fees, which continue to be affected by the higher interest rate environment. Bank card fees for the quarter increased 10.6% over the same period last year, mainly due to higher fees earned on debit, and corporate card transactions, which grew by 16.1% and 19.0%, respectively. Trust fees for the quarter increased 5.6% over the same quarter last year mainly as a result of higher fees on personal trust accounts.
During the current quarter, gains on sales of student loans totaled $1.8 million, compared with $3.6 million in the same period last year and $2.7 million in the

COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2006
previous quarter. Other non-interest income increased $2.0 million over the same period last year as a result of increased income on leasing activities, higher sweep fee and check sales income, and net gains on several real estate transactions. The ratio of non-interest income to total revenue, excluding net securities gains, was 41.1% in the 2nd quarter of 2006 compared to 39.6% in the same period last year.
Net securities gains amounted to $3.3 million for the 2nd quarter of 2006, compared to $2.4 million in the previous quarter and $1.4 million in the 2nd quarter of 2005. These gains mostly pertained to realized gains and fair value adjustments on certain private equity investments held by the Company’s venture capital subsidiary. Minority interests related to this income totaled $748 thousand and were reported in other expense. There were no other realized gains or losses on the Company’s investment securities portfolio.
Non-Interest Expense
Non-interest expense for the current quarter amounted to $130.0 million, an increase of $6.5 million, or 5.3%, compared with amounts recorded in the same period last year and was slightly less than amounts recorded in the prior quarter. Compared with the 2nd quarter of last year, salaries and benefits expense increased $3.7 million, or 5.4%, mainly as a result of normal merit increases, higher incentives, payroll taxes and medical insurance costs. Full-time equivalent employees totaled 4,868 and 4,826 at June 30, 2006 and 2005, respectively.
Occupancy costs grew 7.4% over the same quarter last year, mainly a result of higher depreciation expense offset by increased tenant rent received. Equipment and data processing expenses increased 6.5% and 4.7%, respectively, due to higher depreciation and amortization charges, while lower telephone and network costs resulted in a reduction in overall supplies and communication costs of 4.7%. The increase in other expense over the same quarter last year resulted from higher costs for minority interests, operating lease depreciation and foreclosed property costs.
Income Taxes
During the 2nd quarter of 2006, income tax expense amounted to $27.4 million, an increase of $1.5 million over the previous quarter and $2.1 million less than the same quarter last year. The effective tax rate for the Company was 33.1% for the current quarter, compared with a rate of 32.8% in the previous quarter and 35.2% in the 2nd quarter of 2005. The decrease in the effective tax rate in the current quarter compared to the 2nd quarter of 2005 was mainly due to lower state income taxes.
Credit Quality
Net loan charge-offs for the 2nd quarter of 2006 amounted to $5.7 million, compared with $4.4 million in the prior quarter and $7.0 million in the 2nd quarter of last year. The increase in net charge-offs in the 2nd quarter of 2006 compared to the previous quarter was the result of slightly higher credit card charge-offs and a large lease loan recovery in the first quarter of 2006 that did not re-occur. Personal banking loan net charge-offs remained at low levels during the 2nd quarter. Year-to-date, the ratio of net loan charge-offs to total average loans was .22% compared to .26% last year.
For the 2nd quarter of 2006, annualized net charge-offs on average credit card loans were 3.01%, compared with 3.93% in the same quarter last year and 2.63% in the 1st quarter of 2006. Additionally, personal banking loan net charge-offs for the quarter amounted to .09% of average personal loans compared to .29% in the same period last year. The provision for loan losses for the quarter totaled $5.7 million, and was $1.2 million higher than the 1st quarter 2006 provision and slightly higher than the 2nd quarter 2005 provision. The allowance for loan losses at June 30, 2006 amounted to $128.4 million, or 1.37% of total loans.
Total non-performing assets amounted to $15.9 million, an increase of $5.3 million over the previous quarter and .17% of loans outstanding. Non-performing assets are comprised of non-accrual loans ($14.2 million) and foreclosed real estate ($1.8 million). Loans past due more than 90 days and still accruing interest totaled $15.2 million at June 30, 2006.
Other
The Company maintains a treasury stock buyback program and effective October 2005, was authorized by the Board of Directors to repurchase up to 5 million shares of its common stock. During the quarter ended June 30, 2006, the Company purchased 486 thousand shares of treasury stock at an average cost of $50.70 per share. During the current quarter the Company announced plans to purchase the banking businesses of Boone National Savings and Loan Association, Columbia, Missouri. Through this transaction, the Company will acquire four branch locations in the Columbia market with total loans and deposits of approximately $132 million and $108 million, respectively. The Company also announced plans to acquire West Pointe Bancorp. Inc., Belleville, Illinois, a one-bank holding company with five branch locations with loans of $256 million and deposits of $402 million. It is expected that both transactions will be completed in the 3rd quarter of 2006.
Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Six Months Ended
	March 31	June 30	June 30	June 30	June 30
(Unaudited)	2006	2006	2005	2006	2005
FINANCIAL SUMMARY (In thousands, except per share data)
Net interest income	$123,735	$126,479	$127,387	$250,214	$248,864
Taxable equivalent net interest income	125,088	128,009	128,044	253,097	250,038
Non-interest income	89,448	91,463	84,980	180,911	165,671
Provision for loan losses	4,432	5,672	5,503	10,104	7,871
Non-interest expense	129,961	129,550	123,012	259,511	246,934
Net income	52,944	55,333	54,368	108,277	104,214
Cash dividends	16,379	16,311	15,970	32,690	32,103
Net total loan charge-offs	4,411	5,694	7,035	10,105	10,837
Net business charge-offs (recov)	(1,081)	259	(48)	(822)	(2,669)
Net credit card charge-offs	3,748	4,387	5,430	8,135	10,027
Net personal banking charge-offs*	1,649	446	1,474	2,095	3,422
Net real estate charge-offs (recov)	(255)	80	(19)	(175)	(225)
Net overdraft charge-offs	350	522	198	872	282
Per share :
Net income — basic	$0.79	$0.83	$0.78	$1.62	$1.48
Net income — diluted	$0.78	$0.82	$0.77	$1.60	$1.46
Cash dividends	$0.245	$0.245	$0.229	$0.490	$0.457
Diluted wtd. average shares o/s	67,927	67,460	71,036	67,692	71,521

RATIOS
Average loans to deposits	83.32%	84.27%	79.35%	83.80%	79.40%
Return on total average assets	1.57%	1.61%	1.55%	1.59%	1.50%
Return on total average stockholders’ equity	16.14%	16.59%	15.78%	16.37%	15.07%
Non-interest income to revenue**	41.30%	41.08%	39.63%	41.19%	39.23%
Efficiency ratio***	61.66%	60.35%	58.27%	61.00%	60.18%

AT PERIOD END
Book value per share based on total stockholders’ equity	$19.74	$20.08	$19.83
Market value per share	$51.67	$50.05	$48.01
Allowance for loan losses as a percentage of loans	1.41%	1.37%	1.52%
Tier I leverage ratio	9.43%	9.47%	9.37%
Common shares outstanding	66,776,170	66,314,415	69,410,080
Shareholders of record	4,505	4,430	4,584
Number of bank/ATM locations	344	347	337
Number of bank charters	3	3	3
Full-time equivalent employees	4,863	4,868	4,826

		June 30	June 30
OTHER YTD INFORMATION		2006	2005

High market value per share		$53.20	$48.50
Low market value per share		$49.14	$43.94

*	Includes consumer, student and home equity loans

**	Revenue includes net interest income and non-interest income, excluding net securities gains/losses.

***	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of net interest income and non-interest income (excluding net securities gains/losses).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Six Months Ended
(Unaudited)	March 31	June 30	June 30	June 30	June 30
(In thousands, except per share data)	2006	2006	2005	2006	2005
INTEREST INCOME
Interest and fees on loans	$149,874	$161,188	$125,242	$311,062	$243,765
Interest on investment securities	37,130	36,261	46,394	73,391	88,140
Interest on federal funds sold and securities purchased under agreements to resell	1,623	1,801	1,164	3,424	1,748

Total interest income	188,627	199,250	172,800	387,877	333,653

INTEREST EXPENSE
Interest on deposits:
Savings, interest checking and money market	19,607	23,002	12,192	42,609	22,649
Time open and C.D.’s of less than $100,000	16,731	19,448	12,051	36,179	22,443
Time open and C.D.’s of $100,000 and over	13,187	13,906	7,973	27,093	14,325
Interest on other borrowings	15,367	16,415	13,197	31,782	25,372

Total interest expense	64,892	72,771	45,413	137,663	84,789

Net interest income	123,735	126,479	127,387	250,214	248,864
Provision for loan losses	4,432	5,672	5,503	10,104	7,871

Net interest income after provision for loan losses	119,303	120,807	121,884	240,110	240,993

NON-INTEREST INCOME
Deposit account charges and other fees	27,497	28,910	27,476	56,407	51,777
Bank card transaction fees	21,708	23,558	21,295	45,266	40,802
Trust fees	17,819	17,992	17,040	35,811	33,434
Trading account profits and commissions	2,565	2,010	2,450	4,575	5,064
Consumer brokerage services	2,389	2,771	2,338	5,160	5,163
Loan fees and sales	3,743	2,745	4,805	6,488	8,245
Investment securities gains, net	2,403	3,284	1,372	5,687	4,984
Other	11,324	10,193	8,204	21,517	16,202

Total non-interest income	89,448	91,463	84,980	180,911	165,671

NON-INTEREST EXPENSE
Salaries and employee benefits	71,725	71,239	67,585	142,964	137,765
Net occupancy	10,977	10,230	9,527	21,207	19,305
Equipment	5,949	6,071	5,701	12,020	11,392
Supplies and communication	8,393	7,872	8,257	16,265	16,470
Data processing and software	12,393	12,631	12,069	25,024	23,524
Marketing	4,318	4,657	4,687	8,975	8,549
Other	16,206	16,850	15,186	33,056	29,929

Total non-interest expense	129,961	129,550	123,012	259,511	246,934

Income before income taxes	78,790	82,720	83,852	161,510	159,730
Less income taxes	25,846	27,387	29,484	53,233	55,516

NET INCOME	$52,944	$55,333	$54,368	$108,277	$104,214

Net income per share — basic	$0.79	$0.83	$0.78	$1.62	$1.48

Net income per share — diluted	$0.78	$0.82	$0.77	$1.60	$1.46

Cash dividends per common share	$0.245	$0.245	$0.229	$0.490	$0.457

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited)	March 31	June 30	June 30
(In thousands)	2006	2006	2005
ASSETS
Loans, net of unearned income	$9,138,239	$9,379,893	$8,499,301
Allowance for loan losses	(128,468)	(128,446)	(129,428)

Net loans	9,009,771	9,251,447	8,369,873

Investment securities:
Available for sale	3,401,823	3,337,477	4,358,178
Trading	25,559	17,001	12,359
Non-marketable	84,353	81,401	73,674

Total investment securities	3,511,735	3,435,879	4,444,211

Federal funds sold and securities purchased under agreements to resell	89,385	237,072	128,204
Cash and due from banks	484,456	662,790	544,922
Land, buildings and equipment — net	368,209	367,954	372,291
Goodwill	48,522	48,522	48,522
Other assets	219,044	269,733	210,170

Total assets	$13,731,122	$14,273,397	$14,118,193

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing demand	$1,418,387	$1,326,787	$1,351,186
Savings, interest checking and money market	6,449,831	6,439,068	6,547,940
Time open and C.D.’s of less than $100,000	1,925,755	2,028,700	1,744,629
Time open and C.D.’s of $100,000 and over	1,360,383	1,247,790	1,022,361

Total deposits	11,154,356	11,042,345	10,666,116
Federal funds purchased and securities sold under agreements to repurchase	901,923	1,586,511	1,594,735
Other borrowings	258,616	144,919	371,781
Other liabilities	97,982	168,227	109,392

Total liabilities	12,412,877	12,942,002	12,742,024

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	347,049	347,049	347,049
Capital surplus	384,535	385,358	384,166
Retained earnings	729,586	768,608	775,404
Treasury stock	(128,662)	(152,189)	(155,749)
Accumulated other comprehensive income (loss)	(14,263)	(17,431)	25,299

Total stockholders’ equity	1,318,245	1,331,395	1,376,169

Total liabilities and stockholders’ equity	$13,731,122	$14,273,397	$14,118,193

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCES

	For the Three Months Ended			For the Six Months Ended
(Unaudited)	March 31	June 30	June 30	June 30	June 30
(Dollars in thousands)	2006	2006	2005	2006	2005
Loans:
Business	$2,542,482	$2,694,246	$2,305,000	$2,618,783	$2,275,806
Real estate — construction	441,489	508,127	478,675	474,992	460,673
Real estate — business	1,971,197	1,997,502	1,765,896	1,984,422	1,762,040
Real estate — personal	1,358,445	1,373,444	1,344,203	1,365,986	1,339,639
Consumer	1,288,378	1,333,105	1,225,386	1,310,865	1,209,314
Home equity	447,188	446,094	422,637	446,638	417,525
Student	359,961	285,540	374,176	322,545	391,999
Credit card	577,537	584,508	553,965	581,042	550,475
Overdrafts	20,114	11,836	11,651	15,952	13,961

Total loans	9,006,791	9,234,402	8,481,589	9,121,225	8,421,432

Investment securities (excluding unrealized gains and losses):
Available for sale	3,531,600	3,405,527	4,345,329	3,468,215	4,424,384
Trading	19,012	21,144	7,864	20,084	9,607
Non-marketable	84,007	86,658	75,968	85,340	76,408

Total investment securities	3,634,619	3,513,329	4,429,161	3,573,639	4,510,399

Federal funds sold and securities purchased under agreements to resell	141,750	142,651	145,135	142,203	115,227

Total interest earning assets	12,783,160	12,890,382	13,055,885	12,837,067	13,047,058

Total assets	13,706,253	13,800,313	14,024,246	13,753,543	14,047,188

Deposits:
Non-interest bearing deposits	597,492	663,820	633,473	630,839	702,786
Interest bearing deposits:
Savings	383,869	396,959	417,059	390,450	410,488
Interest checking	165,531	193,506	175,820	179,596	218,900
Money market	6,494,964	6,472,684	6,644,696	6,483,762	6,542,796
Time open & C.D.’s of less than $100,000	1,881,277	1,973,722	1,732,288	1,927,755	1,698,742
Time open & C.D.’s of $100,000 and over	1,286,151	1,257,161	1,085,769	1,271,576	1,032,685

Total interest bearing deposits	10,211,792	10,294,032	10,055,632	10,253,139	9,903,611

Total deposits	10,809,284	10,957,852	10,689,105	10,883,978	10,606,397

Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,226,822	1,213,925	1,481,135	1,220,338	1,567,611
Oher borrowings	260,580	205,472	380,043	232,874	384,383

Total borrowings	1,487,402	1,419,397	1,861,178	1,453,212	1,951,994

Total interest bearing liabilities	11,699,194	11,713,429	11,916,810	11,706,351	11,855,605
Total stockholders’ equity	1,330,334	1,337,423	1,381,560	1,333,898	1,394,913

Net yield on interest earning assets (tax-equivalent basis)	3.97%	3.98%	3.93%	3.98%	3.86%